EXHIBIT 99B.4

SELECTED CONSOLIDATED DATA (UNAUDITED)                U S WEST, Inc.
                                           Year Ended
Dollars in millions,                      December 31,         %
except per share amounts                 1994      1993      Change
- - --------------------------------------------------------- ----------
U S WEST, Inc. SELECTED STATISTICS

EBITDA (Note 1)                         $4,559    $4,228        7.8
EBITDA margin                             41.6%     41.1%        -
Capital expenditures                    $2,820    $2,441       15.5
Return on common equity                   21.6%      *           -
Debt-to-capital ratio (Note 2)            51.8%     55.1%        -
Dividends per common share               $2.14     $2.14         -
Common shares outstanding
  (thousands)                          469,343   441,140        6.4
Employees (Note 3)                      61,505    60,778        1.2

TELEPHONE COMPANY STATISTICS

 Access lines (thousands):
  Business                               4,079     3,899        4.6
  Consumer                              10,257     9,944        3.1
     Total access lines (Note 4)        14,336    13,843        3.6

 Billed access minutes of use
   (millions):
  Interstate                            43,768    40,594        7.8
  Intrastate                             8,507     7,529       13.0
     Total access minutes of use        52,275    48,123        8.6

 EBITDA (Note 1)                        $4,037    $3,760        7.4
 EBITDA margin                            44.9%     43.4%        -
 Debt-to-capital ratio                    60.9%     63.0%        -
 Capital expenditures                   $2,454    $2,182       12.5
 Employees                              47,493    49,668       (4.4)

<F1>
* See fourth quarter
<F2>
Note 1: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gains on sales of assets and equity losses. EBITDA for 1993 excludes restructuring charges of $1,000 and $880 for U S WEST, Inc. and the telephone company, respectively.
<F3>
Note 2: 1994 Ratio excludes preferred stock. 1994 and 1993 Ratios including discontinued operations are 55.5% and 59.7%, respectively.
<F4>
Note 3: 1994 Includes 797 additional employees due to the U.K. Thomson Directories acquisition, 903 due to the December 1994 acquisition of the Atlanta cable properties and 360 fewer employees due to the sale of Paging operations.
<F5>
Note 4: Access line growth, excluding 1994 rural exchange sales of 60,000 lines, was 4.0%.

SELECTED CONSOLIDATED DATA (UNAUDITED)                U S WEST, Inc.
                                           Year Ended
Dollars in millions,                      December 31,        %
except per share amounts                 1994      1993     Change
- - --------------------------------------------------------- ----------
DOMESTIC CELLULAR DATA

 Service revenue                        $632.7    $442.9       42.9
 Equipment revenue                      $119.6     $63.5       88.3

 Cellular service operating
   cash flow (EBITDA)                   $182.3    $124.8       46.1
 Cellular service operating
   cash flow margin                       28.8%     28.2%        -

 Cellular subscribers
   (consolidated)                      968,000   601,000       61.1
 Cellular subscribers
   (proportionate)                     817,000   509,000       60.5
 Total adjusted POPs (millions)           18.0      17.6        2.3

CABLE TELEVISION DATA (Note 5)
 (Wholly Owned Subsidiary)

 Basic subscribers served              486,000   448,000        8.5
 Pay units                             275,000   268,000        2.6
 Homes passed                          814,000   783,000        4.0
 Basic penetration                        59.7%     57.2%        -














<F1>
Note 5:  U S WEST acquired the Atlanta cable TV properties on
December 6, 1994. The 1993 data is presented for comparative purposes only.